EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Cell Therapeutics, Inc. on Form S-8 of our report, dated February 28, 2013, with respect to our audits of the consolidated financial statements of Cell Therapeutics, Inc. as of December 31, 2012 and 2011, and for the years ended December 31, 2012, 2011 and 2010 and our report dated February 28, 2013 with respect to our audit of the effectiveness of internal control over financial reporting of Cell Therapeutics, Inc. as of December 31, 2012 appearing in the Annual Report on Form 10-K of Cell Therapeutics, Inc. for the year ended December 31, 2012.

Marcum LLP

/s/ Marcum LLP

San Francisco, CA

June 26, 2013